December 13, 2007,

Yellowcake appoints Siegfried Muessig and James Malone to Board of Directors.

Vancouver, B.C., Yellowcake Mining Inc. (OTC BB: YCKM) ("Yellowcake" or the "Company") is pleased to announce that it has appointed Mr. Siegfried Muessig, and James Malone to the Board of Directors.

Mr. Muessig, PhD has over 50 years of mining experience, including Vice President of Getty Mining Company. Mr. Muessig played a leading role in the discovery of the Jabiluka uranium deposit, and discovery, development, and mining of uranium at Petrotomics Mining Company in Wyoming. Under his direction, Getty Mining commenced coal mining, developed the Mercur gold mine, and had 50 percent participation in the discovery of Escondida deposit in Chile, now the world’s largest copper mine.

Mr. Muessig has been a senior advisor to major mining companies. While he was president, Crystal Exploration operated a diamond exploration program in the U.S. in joint venture with Dow Chemical and Ashton Mining Co.

Mr. Muessig is a past president of the Society of Economic Geologists; a Distinguished Member of the Society of Mining, Metallurgy, and Exploration; a Fellow of the Geological Society of America; and served on the committee on Geology of the National Academy of Science. He is a Founding Member of the Division of Energy Minerals of the American Association of Petroleum Geologists, and served on the Uranium Advisory Committee of the American Mining Congress.

Mr. Malone has more than 39 years of experience in the nuclear power industry, focused on the technical, economic and planning aspects of nuclear fuels. Mr. Malone is the Vice President of Nuclear Fuels for Exelon Generation since 1999. Nuclear Fuels provides the strategic direction and tactical guidance for Exelon’s nuclear fuel cycle activities, including procurement, special nuclear material accounting and safeguards, economics, and fuel cycle cost. Nuclear Fuels also provides reload bundle and core design, safety analysis and plant technical support including fuel reliability, component procurement strategy, high- level waste and spent fuel management. Mr. Malone also guides the interactions of the Nuclear Fuels staff in the regulatory, political and public acceptance areas.

Prior to joining Exelon, Mr. Malone was a Vice-President and Senior Consultant at NAC International where he participated in fuel cycle consulting including the front and back-ends of the fuels cycle, and fuel reliability via NAC’s Stoller Nuclear Fuel Division.

Mr. Malone is a member of the American Nuclear Society and a Past Chairman of the Fuel Cycle Waste Management Division and obtained a B.S. in chemical engineering (nuclear) from Manhattan College.

William Tafuri, CEO stated, “the addition of Sig and Jim to our board, reflects our strategy of becoming a Uranium producer in the medium term. We believe both of these gentlemen will be instrumental in developing our assets and infrastructure for production.” Tafuri added,” We have promoted Richard Klatt to the position of Vice President Exploration, further demonstrating our intent to increase our asset base and continue toward production.” Richard Klatt is a serving member of the board of directors. A summary of his achievements is posted on the Yellowcake website. www.yellowcakemining.com

For more information contact William Tafuri, CEO at Yellowcake Mining Inc., 1.877.338.4438

Forward-Looking Statements

Statements in this news release that are not historical are forward-looking statements. Forward-looking statements are statements that are not historical facts and are generally, but not always, identified by the words "expects," "plans," "anticipates," "believes," "intends," "estimates," "projects," "aims," "potential," "goal," "objective," "prospective," and similar expressions, or that events or conditions "will," "would," "may," "can," "could" or "should" occur. Information inferred from the interpretation of drilling results and information concerning mineral resource estimates may also be deemed to be forward-looking statements, as it constitutes a prediction of what might be found to be present when and if a project is actually developed.

Forward-looking statements in this news release include: that the addition of Mr. Siegfried Muessig, and James Malone to the Company’s board reflects its strategy of becoming a Uranium producer in the medium term and that both will be instrumental in developing the Company’s assets and infrastructure for production. It is important to note that the Company's actual outcomes may differ materially from those statements contained in this press release. Factors which may delay or prevent these forward-looking statements from being realized include misinterpretation of data; that we may not be able to raise sufficient funds to complete the payment obligations; that weather, new equipment may not perform as anticipated; logistical problems or hazards prevent us from exploration, development or from fulfilling our joint venture obligations once formed; the likelihood that no resource is available for exploitation on these properties; that we may not be able to attract or retain key employees or advisors in the current competitive environment; that results that we have found in any particular holes are not necessarily indicative of larger areas of our property; we may not be able to reach agreement with Strathmore on aspects of our agreements; and that despite encouraging data there may be no commercially exploitable mineralization on the properties based upon the applicable world uranium prices and the quality or grade of the resource. Readers should refer to the risk disclosures outlined in our periodic reports filed on Edgar with the Securities and Exchange Commission.